Exhibit 99.1
ASHFORD HOSPITALITY TRUST INC.
Conference Call
Questions and Answers Transcript
March 11, 2011; 10:00 a.m. Central Time

Participant 1:	Hi, good morning. Just a couple of quick questions. First question concerns the dividend, is there anything in the — this acquisition or any of the debt — the new debt covenants that would preclude you from continuing to pay your dividend that you recently announced and/or possibly raising the dividend in the future?

Monty Bennett:	No. There is nothing about this transaction that would change that. When we established the dividend for the first quarter and gave guidance that we planned to pay at least the same amount for the future quarters for this year, we didn’t think that this transaction would have any negative effect on it. In fact, we knew the general terms of this transaction when we made that announcement. So those are still good.

Participant 1:	Okay. Very good. And the second is, you’ve given some information on 2011 CapEx, are there any major — at this time are you aware of any major CapEx plans in the works for next year on this portfolio?

Monty Bennett:	For 2012?

Participant 1:	Yes.

Monty Bennett:	We do have some CapEx plans, we haven’t released that yet. We’ll probably be releasing those plans probably sometime late summer about what we’re exactly going to do. We’ve got some ideas now, but usually like to wait until the end of the summer to refine those plans. So nothing that we’re planning on releasing right now.

Participant 1:	Okay, we’ll wait to hear on that. Okay, great. Thank you very much.

Monty Bennett:	Thanks.

Participant 2:	Good morning, gentleman. Glad you finally were able to get this done, and I’m looking forward to no-comment answers. Can we start by, can you just clarify a little bit about the asset management fee, is that a fixed dollar amount and if so how much?

Monty Bennett:	Sure. It’s not a fee per se, it’s a cost reimbursement. And that cost reimbursement amount will include a reimbursement of all our incremental costs for this portfolio, plus allocation of our existing overhead percentage wise to this portfolio. So the fee per se will be in a — it’s not a fee, but we will have some overall net benefits, because we’ll be able to allocate some of our existing overhead to it.

Participant 2:	Okay. So does that mean your G&A will be lowered by that reimbursement rather than it being a new revenue item?

Monty Bennett:	It’ll be lowered by that reimbursement — by that reimbursement, but increased by the incremental amount. Let us touch base here internally, it sounds like that you — you want some guidance on what kind of our net G&A is going to be for this transaction going forward. And why don’t you let us caucus after this call and see if we can’t prepare something that will help you in that regard.

Participant 2:	That’d be great. I would appreciate it. I think all of us would appreciate that. On the — one thing that I guess, we need to estimate is the seasonality of this portfolio. Basically we’re trying to understand about how the nine months and 20 days of ownership will impact relative to a full-year run rate. Can you give us an idea about that, is it fairly ratable or is January, February and the first 10 days of March — substantially, seasonally slower?

Monty Bennett:	You know, I think one way to look at it this, January and February are about a wash with each other. I mean, you lose money in January, but you make some up in February. So the rest of the years’ NOI for March 1st through rest of the year equals about the NOI for the whole year. But as far as some percentages, Kimo has got some steps here that he will read off to you.

David Kimichik:	We’ve got the break down of 2010, EBITDA for this portfolio and it reads as follows. First quarter was 19.4%, second quarter was 31.8%, third quarter was 21.9%, and the fourth quarter was 26.9%.

Participant 2:	Okay. And given Monty’s remarks, it sounds like you expect to get most of that 19.4% assuming it stays the same as 2010 in the period from March 10th to the end of March?

Monty Bennett:	No, in the period from March 1st through the end of March, but we will — only own assets for the last 20 days of March.

Participant 2:	Right. That’s why I said most. So I guess it’s a large portion of the 19.4, but it’s not all, so maybe it’s two thirds of that or something like that.

Monty Bennett:	That’s right.

Participant 2:	Okay. And one, Doug, you mentioned — I think I missed what you were saying here, you mentioned a $25 million equity distribution, which is 15% per year, can you just clarify what you — maybe repeat it and explain it a little?

Douglas Kessler:	Sure. As a part of the investment structure there is a $25 million preferred equity distribution that just comes through the waterfall that is earning a rate of 15% per year given the structure of the debt that’s something that’s accrued and not paid, until either the debt is repaid or refinanced or other capital event.

Participant 2:	That was part of Ashford’s investment?

Monty Bennett:	That was part of the Mezzanine 4 investment that was made. That’s been restructured into what Doug just described.

Participant 2:	So all of the partners share equally in that?

Monty Bennett:	No. He was just referring to Ashford’s portion.

Participant 2:	Okay. So upon the disposition of this portfolio, you get — you will get a return above your 71.74% interest, because you will have accrued this 15% accrued return first on top.

Monty Bennett:	Correct. That’s right.

Participant 2:	That’s the way we look at it?

Monty Bennett:	That’s right we’ll get the $25 million plus 15% accrued return.

Participant 2:	Got it. Okay. That’s all I have for now. And I might come back for more at the end. Thanks.

Monty Bennett:	All right.

Participant 3:	Good morning, guys. Couple of quick questions. Bigger picture, do you anticipate that at some point down the road, couple, few years down the road, Ashford would end up owning 100% of this portfolio?

Monty Bennett:	That’s definitely a possibility. As a REIT, we are more of a long-term holder than our institutional partner. But that remains to be seen. But depending upon the price, of course, we would be happy with that outcome.

Participant 3:	And then secondarily, as it relates to the geographic goal, lay out of this portfolio on top of your existing portfolio, does it make you overly weighted or heavy in any particular market that you might want to adjust as a result?

Monty Bennett:	Not really, it increases — we were a little bit overweighed in DC and this provides even more weight, I think in the kind of the general DC area, this is an additional four, five assets, but DC just seems to have — always be a kind of a positive market, more stable than the rest. So I don’t think that we are going to be selling assets from this portfolio based upon trying to change our geographic mix per se. There may be other reasons that we might want to sell an asset or two. A large part of the proceeds of any sales goes to pay down the debt. So we’re probably generally disinclined to sell any of the assets unless it is part of a refinancing of this portfolio. That doesn’t mean we won’t we’ll just — it just makes it harder for the numbers to work.

Participant 3:	Okay. And then just lastly, in your analysis of the portfolio, have you done and would you share any type of replacement cost analysis you did on the 28 hotels?

Douglas Kessler:	The replacement cost analysis is something that quite frankly, we don’t spend a lot of time focusing on that right now. The replacement cost, I think from a comparison standpoint relative to where we bought it, I think, we feel quite good particularly, when you reflect upon my earlier comment as to where this portfolio once traded based upon its prior operating history. So I think we’re more focused on the discount relative to where it has historically traded as an indication of potential direction of where it might go.

Monty Bennett:	To give you a little more color on that, I’d say that the replacement cost on this is clearly above 200 per key. We haven’t spent much time focusing on how much more it is. A number of these assets are significant more — significantly more, but we’d have to sit down with a pencil and kind of go through each asset, but it’s substantially more than what we’re paying for them.

Participant 3:	And maybe just to ask it another way, when I look at your portfolio, your distinct core portfolio and then I look at the acquired portfolio, there is an awful lot of similarities between the two. Would you say that they’re comparable in many regards with the exception of just a couple few assets in the Highland portfolio?

Douglas Kessler:	Well, I’d say that, if you look at the overlay of the two portfolios, this is arguably a portfolio that has higher concentration of upper upscale hotels. It has a higher concentration obviously in full service. I think for that reason, you could attribute different multiples to the — I’m not going to say the quality difference, but I think in a lot of people’s mind people assigned higher multiples to higher RevPAR, higher quality concentrations and urban markets, which this clearly has as well. So I think this is definitely additive to our composition.

Monty Bennett:	The RevPAR of this portfolio is about five, six bucks higher than our existing portfolio, so it is a trade-up in that regard.

Participant 3:	Okay, thanks a lot.

Participant 4:	Good morning, guys and congratulations on finally getting this deal done. A couple of questions I had. And I think the first one is really about, can you give us any color on, I guess, where margins are for this portfolio, and you gave great color on quarterly EBITDA. It would helpful to get some idea of where margins are, you gave us also in the press release where the flow through was and the opportunity that you think you have for flow through going forward. And then along the same lines on margins, maybe you can talk about whether you think, given this substantial renovation and change over in management, whether you think margin and EBITDA in general may expand or contract in 2011? Thanks.

David Kimichik:	I will address the margin issue. For 2010, this portfolio had an EBITDA margin of 24.7% and our existing portfolio had margins of 27 — 27.5%, so we think there is a gap there and we’re going to look to flow some dollars.

Monty Bennett:	The EBITDA flow for our existing portfolio was over 100% for 2010, and for this portfolio it was 18%. And I think that that was a result of the fact that this portfolio was in restructure talks for much of the year. And so we definitely believe that there is an opportunity there. It’s hard to say, we’re just taking over ownership of those hotels today. And we are internally trying to decide how much of that difference between 100% flow of our existing assets versus the 18% flow of these new assets, how much of that can we improve upon. Can — how much of that can we bridge the gap between. And we hope to bridge the gap between those as much as possible, and don’t see a lot of reasons why right now why we can’t, but we just won’t know until we get deep into the properties.

Participant 4:	And do you think the renovations are going to have a material impact to EBITDA and margins, or are these more smaller renovations that are really more of a maintenance CapEx as opposed to shutting down entire floors and auxiliary revenues?

Monty Bennett:	It depends upon the renovation. A few properties will be having major renovations; some of the renovations will be smaller. The amount of CapEx that we plan to put into these properties is about $40 million to $45 million of cash that will go into these properties for this year, while the total CapEx plans for this first year is higher than that, but many times sellers might actually go in the year — for the year. As far as the amount of disruption, it’s hard to say, we are not planning on much disruption, but again, as we get into it we will have some more details about that. We will release in our quarterly release, a detailed schedule of which assets will be under renovation for which quarter. We have done that for our legacy assets and in our release have indicated which of the new hotels would be under innovation, we just haven’t indicated what time of year they will be under renovation. So hopefuylly we’ll have more information on that coming up.

Participant 4:	And then one last question. You got three independent hotels in the portfolio, looks like from your press release, all three of them are going under renovation in 2011. Are you planning on flagging them or is this just a renovation and you are planning on keeping them independent?

Monty Bennett:	The renovations of the Melrose is pretty substantial, and then of Churchill, it’s more moderate. And then, I’d say from Silversmith, the renovation level is kind of in between those. Right now, we don’t have specific plans to flag those, we are talking to the brands about possibilities, but we haven’t pulled the trigger on any of those. We think those all could do very well as independents. And to the extent that we think we can trade up with the brand, we’ll do that. But again, we haven’t come to that conclusion yet.

Participant 4:	Great. And then also real quickly, David are you planning on, from a reporting basis listing the joint venture within your consolidated numbers? Or is it going to be broken up separately for some reason?

David Kimichik:	We haven’t decided yet. I assume we’re going to provide some more detail than just the GAAP requirement. GAAP will require that we just have one number in the P&L, unconsolidated joint-venture, but we’ll get into that as we get into quarter, but I’m sure we’ll provide more details, so you can see what is actually happening.

Monty Bennett:	We plan on being transparent and so that you guys can see the performance of these assets and not have them just all rolled up. We just don’t know the best way to show that, but we plan on being able to share a lot more information than GAAP requires.

Participant 4:	Sounds good. We love transparency. Thanks a lot guys.

Monty Bennett:	Thank you.

Participant 5:	Thanks, good morning. Can you just talk about the joint venture a little bit; is it in terms of its life and exit mechanisms?

Monty Bennett:	We’re sitting here and thinking about what we can share and what we can’t. We are under a number of confidentiality agreements. We’ve got five year debt on these. So the — joint-venture has a life of at least that long. Although we have provisions of both partners under certain circumstances being able to buy each other out. And there are no plans on either side to exercise any of those right now. So for modeling purposes, I’d just say that this is a portfolio that’s going to be in our books for the next few years at least. Again we don’t have any plans to do otherwise.

Participant 5:	Okay. Thank you.

Participant 6:	Good morning. Two questions. I was wondering if there is any possibility for you guys to restructure the debt into a specific asset financing and also going along with the JV question, how does the structure of the JV actually impact your ability to take out cash in the portfolio?

Monty Bennett:	Well, the second question regarding cash out of the portfolio, there is not an ability to pull cash out of portfolio. We’ve got the ability for proceeds within the portfolio to be used for CapEx, for working capital and for not only FF&E reserves, but CapEx above and beyond that number. So there’ll be none or maybe a very tiny amount of cash that actually has to go in. But essentially no capital in, but there’ll be no cash coming out until there is some kind of refinancing. The debt is structured so that all excess cash flow goes to pay down the debt. So this portfolio as a part of our overall balance sheet will be deleveraging over time until there’s some kind of refinancing event. What was your first question?

Participant 5:	I was wondering if there was any flexibility for you to restructure the debt into specific asset financing?

Monty Bennett:	You mean instead of it being a big crossed pool to restructuring to individual loans?

Participant 5:	Correct.

Monty Bennett:	No. There’s no ability to do that.

Participant 5:	Okay. Thank you.

Participant 2:	One quick follow-up. It didn’t sound you were explicit in this, so I thought I would explicitly ask and let you explicitly answer. Your $150 million, which you already had from the draw on the credit line, and the repayment of some of that from the equity issuance in the fourth quarter of last year, that’s it, right? You have no other capital commitment and therefore, you have no need to come back to raise additional equity?

Monty Bennett:	That’s right. There are no plans to raise equity for this transaction. Any equity raises, if any, which there are no plans to, but any equity raises would be for other purposes, but not for this transaction.

Participant 2:	Okay. And maybe just one more brief one. The Tharaldson portfolio has been in the news a bit lately; you are a mezzanine holder in that although you’ve taken a reserve against that. Any thoughts on the future of that portfolio or that investment and any potential consideration you have in playing a roll in that portfolio disposition?

Monty Bennett:	It’s a little too early for us to comment on that. We’ve been talking to the borrower and some of the other parties, but frankly, we pushed off those discussions, so that we could get this transaction completed first. And while we had just very brief discussions with those other parties, they haven’t been substantial. So now that this transaction is over. In fact, I’ve got some calls put in to me about with some of the other parties to take up that issue and talk about it, so that will be developing over the next few weeks.

Participant 2:	So just to clarify the facts on that — your Mezz position is senior to the one that Whitehall purchased?

Monty Bennett:	We are in Mezz — Mezz 2 position, a Mezz 2 position, and we’re essentially 50:50 in that position with Archon, and then the borrower is Whitehall.

Participant 2:	Right. My understanding is that Whitehall just acquired, I think it was the most junior Mezz piece. I just wanted to clarify if that was junior to yours?

Monty Bennett:	No, it was senior to ours, and that’s our understanding too. I don’t think we’ve received a formal notice of that, but that’s the understanding is that they, Whitehall or some affiliate of theirs recently purchased the Mezz position just senior to us.

Participant 2:	Got it. Okay. Great. Thank you very much.